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                                                                    EXHIBIT 99.1

                     CKS GROUP ANNOUNCES ANTICIPATED FOURTH
                            QUARTER FINANCIAL RESULTS


CUPERTINO, CALIF. -Nov. 20, 1997--CKS Group, Inc. (NASDAQ:CKSG ) today announced that the company expects revenues for its fourth quarter ending November 30, 1997 to be in the range of $32 to $34 million, compared to $26.2 million reported for the same quarter a year ago.

The Company expects that earnings per share for the fourth quarter will be in a range of $0.06 to $0.10 per share, down from a proforma $0.18 per share in the year ago period. The proforma earnings per share in the year ago period included the effect of a bonus provision for McKinney & Silver, which the Company acquired in a pooling of interests transaction in January 1997. The Company's current expectations for revenues and earnings per share are significantly below the expectations of all securities analysts.

"We are facing a significant shortfall in revenues this quarter," said Mark D. Kvamme, CKS Group's chairman and chief executive officer. "We had expected some seasonal reductions in marketing spending by a few large clients. However, we are experiencing reductions in marketing spending from more of our large clients than initially anticipated and are also experiencing the development of less new business than we had anticipated."

"We believe that our strategic direction of integrating marketing services and technology remains sound and that the market opportunity for the company's service offering is substantial. However, certain aspects of our current organizational structure and new business processes have limited our ability to develop new client relationships while continuing to provide excellent client service to existing accounts. We are working aggressively to adjust our organizational structure and focus the necessary resources on new business development to take advantage of this substantial market opportunity."

CKS Group expects to release the fourth quarter results on Dec. 17, 1997. The revenue and earnings expectations contained in this press release constitute forward-looking information and actual results could differ materially. As set forth in the Company's periodic reports filed with the Securities and Exchange Commission, the factors that could cause such results to differ materially include, but are not limited to, such occurrences as client cancellations of existing projects, the results of the Company's annual audit, loss of key employees and technical difficulties on projects that would reduce the profitability of those projects.

CKS Group is an international integrated marketing services and technology holding company headquartered in Cupertino, Calif. The Company specializes in offering a wide range of integrated marketing communication services and technology solutions that help companies market their products, services and messages. The integrated marketing communication services CKS Group provides include strategic corporate and product positioning, corporate identity and product branding, new media, systems


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integration, environmental design, packaging, collateral systems, advertising, direct mail, consumer promotions, trade promotions and media placement services.

CKS Group is a provider of integrated marketing communication programs that utilize advanced technology solutions and new media -- which CKS Group defines as media that delivers content to the end users in digital form, including the World Wide Web, the Internet, proprietary online services, CD-ROMs, laptop PC presentations and interactive kiosks. CKS Group has offices in Silicon Valley, Calif.; San Francisco; Portland, Ore.; New York; Atlanta; Washington, D.C.; Raleigh, N.C.; Greenwich, Conn.; Hamburg, Germany; Munich, Germany and Vienna, Austria. The Company is located on the World Wide Web at www.cks.com.

CONTACT: CKS Group, Inc.
Carlton H. Baab, 408/366-5100
Gina L. Bianchini, 408/342-5333 gbianchini@cks.com


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